Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

January 28, 2021, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2020 of $305,004,000, or $76.93 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2020 both increased by 19% when compared to 2019 fourth quarter net income of $256,137,000, or $64.41 per diluted share. Consolidated revenues for the fourth quarter of 2020 totaled $2,344,015,000, an increase of 18% from $1,990,195,000 in the fourth quarter of 2019.
For the year ended December 31, 2020, consolidated revenues were $7,536,923,000, an increase of 2% from $7,388,664,000 reported for 2019. Net income for the year ended December 31, 2020 was $901,248,000, an increase of 3% when compared to $878,539,000 for the year ended December 31, 2019. Diluted earnings per share for the year ended December 31, 2020 was $230.11, an increase of 4% from $221.13 per diluted share in 2019.
Homebuilding
New orders in the fourth quarter of 2020 increased by 25% to 5,485 units, when compared to 4,392 units in the fourth quarter of 2019. The average sales price of new orders in the fourth quarter of 2020 was $398,100, an increase of 4% when compared with the fourth quarter of 2019. The cancellation rate in the fourth quarter of 2020 decreased to 12% compared to 16% in the fourth quarter of 2019. Settlements increased in the fourth quarter of 2020 to 6,060 units, which was 14% higher than the fourth quarter of 2019. New orders and settlements in the fourth quarter were favorably impacted by robust demand attributable to historically low mortgage rates and lower resale inventory levels. The Company’s backlog of homes sold but not settled as of December 31, 2020 increased on a unit basis by 40% to 11,549 units and increased on a dollar basis by 46% to $4,575,899,000 when compared to December 31, 2019.
Homebuilding revenues of $2,263,673,000 in the fourth quarter of 2020 increased by 16% compared to homebuilding revenues of $1,946,859,000 in the fourth quarter of 2019. Gross profit margin was 19.5% in both the fourth quarter of 2020 and the fourth quarter of 2019. Income before tax from the homebuilding segment totaled $323,591,000 in the fourth quarter of 2020, an increase of 20% when compared to the fourth quarter of 2019.
New orders for the year ended December 31, 2020 increased by 18% to 23,082 units, when compared to 19,536 units in 2019, and were favorably impacted by the robust demand discussed above. Settlements of 19,766 units for the year ended December 31, 2020 were relatively flat compared to 19,668 units settled in 2019. Homebuilding revenues for the year ended December 31, 2020 totaled $7,328,889,000, which was 2% higher than 2019. Gross profit margin was 19.0% for both the year ended December 31, 2020 and 2019. Income before tax for the homebuilding segment increased 2% for the year ended December 31, 2020 to $937,960,000, compared to $923,879,000 in 2019.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2020 totaled $1,659,219,000, an increase of 17% when compared to the fourth quarter of 2019. Income before tax from the mortgage banking segment totaled $61,779,000 in the fourth quarter of 2020, an increase of 145% when compared to $25,257,000 in the fourth quarter of 2019. This increase is due primarily to the increase in closed loan volume and an increase in secondary marketing gains on sales of loans.
Mortgage closed loan production for the year ended December 31, 2020 increased 3% to $5,317,811,000. Income before tax from the mortgage banking segment for the year ended December 31, 2020 increased 37% to $140,073,000 from $101,916,000 in 2019.

Effective Tax Rate
The Company's effective tax rate for the three and twelve months ended December 31, 2020 increased to 20.9% and 16.4%, respectively, compared to 13.3% and 14.4% for the three and twelve months ended December 31, 2019, respectively. The effective tax rates for the 2019 fourth quarter and full year were favorably impacted by the retroactive reinstatement of certain expired energy tax credits under The Further Consolidated Appropriations Act, which resulted in the Company recognizing a tax benefit of approximately $15,100,000 in the fourth quarter of 2019 related to homes settled in 2018 and 2019. The Company recognized energy tax credits of approximately $3,000,000 and $10,200,000 for the three and twelve months ended December 31, 2020, respectively.
Additionally, the effective tax rate in each period in 2020 and 2019 was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $11,891,000 and $92,234,000 for three and twelve months ended December 31, 2020, respectively, and $14,657,000 and $101,466,000, for the three and twelve months ended December 31, 2019, respectively.
Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. We are currently able to operate in all of the markets we serve. In each of our markets, we continue to operate in accordance with the safety guidelines issued by the Centers for Disease Control and Prevention as well as state and local guidelines.
There continues to be uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.
About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-three metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Homebuilding:
Revenues	$2,263,673	$1,946,859	$7,328,889	$7,220,844
Other income	7,206	6,513	16,938	24,779
Cost of sales	(1,822,121)	(1,567,392)	(5,937,401)	(5,849,862)
Selling, general and administrative	(112,398)	(109,634)	(431,008)	(447,547)
Operating income	336,360	276,346	977,418	948,214
Interest expense	(12,769)	(6,301)	(39,458)	(24,335)
Homebuilding income	323,591	270,045	937,960	923,879

Mortgage Banking:
Mortgage banking fees	80,342	43,336	208,034	167,820
Interest income	2,385	3,232	8,930	12,142
Other income	1,034	818	3,249	2,857
General and administrative	(21,577)	(21,859)	(78,726)	(79,858)
Interest expense	(405)	(270)	(1,414)	(1,045)
Mortgage banking income	61,779	25,257	140,073	101,916

Income before taxes	385,370	295,302	1,078,033	1,025,795
Income tax expense	(80,366)	(39,165)	(176,785)	(147,256)

Net income	$305,004	$256,137	$901,248	$878,539

Basic earnings per share	$82.08	$69.78	$244.11	$241.31

Diluted earnings per share	$76.93	$64.41	$230.11	$221.13

Basic weighted average shares outstanding	3,716	3,671	3,692	3,641

Diluted weighted average shares outstanding	3,965	3,977	3,917	3,973

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Homebuilding:
Cash and cash equivalents	$2,714,720	$1,110,892
Restricted cash	28,912	17,943
Receivables	18,299	18,278
Inventory:
Lots and housing units, covered under sales agreements with customers	1,484,936	1,075,420
Unsold lots and housing units	123,197	184,352
Land under development	62,790	69,196
Building materials and other	38,159	18,320
	1,709,082	1,347,288

Contract land deposits, net	387,628	413,851
Property, plant and equipment, net	57,786	52,260
Operating lease right-of-use assets	53,110	63,825
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax asset, net	132,980	115,731
Other assets	70,419	60,413
	5,214,516	3,242,061
Mortgage Banking:
Cash and cash equivalents	63,547	29,412
Restricted cash	2,334	2,276
Mortgage loans held for sale, net	449,760	492,125
Property and equipment, net	4,544	5,828
Operating lease right-of-use assets	12,439	13,345
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	22,654	17,421
	562,625	567,754
Total assets	$5,777,141	$3,809,815

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
LIABILITIES AND SHAREHOLDERS' EQUITY	(Unaudited)
Homebuilding:
Accounts payable	$339,867	$262,987
Accrued expenses and other liabilities	440,671	346,035
Customer deposits	240,758	131,886
Operating lease liabilities	59,357	71,095
Senior notes	1,517,395	598,301
	2,598,048	1,410,304
Mortgage Banking:
Accounts payable and other liabilities	62,720	43,985
Operating lease liabilities	13,299	14,282
	76,019	58,267
Total liabilities	2,674,067	1,468,571

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2020 and December 31, 2019	206	206
Additional paid-in capital	2,214,426	2,055,407
Deferred compensation trust – 106,697 and 107,295 shares of NVR, Inc. common stock as of December 31, 2020 and December 31, 2019, respectively	(16,710)	(16,912)
Deferred compensation liability	16,710	16,912
Retained earnings	8,811,120	7,909,872
Less treasury stock at cost – 16,859,753 and 16,922,558 shares as of December 31, 2020 and December 31, 2019, respectively	(7,922,678)	(7,624,241)
Total shareholders' equity	3,103,074	2,341,244
Total liabilities and shareholders' equity	$5,777,141	$3,809,815

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,196	$474.2	1,947	$443.2	9,230	$453.8	8,799	$424.4
North East (2)	469	$446.9	349	$425.1	1,738	$416.6	1,349	$390.8
Mid East (3)	1,375	$346.7	997	$327.3	5,780	$330.9	4,628	$323.2
South East (4)	1,445	$315.7	1,099	$305.9	6,334	$307.7	4,760	$302.6
Total	5,485	$398.1	4,392	$381.1	23,082	$380.1	19,536	$368.4

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,465	$448.3	2,445	$419.7	8,363	$438.6	9,335	$417.9
North East (2)	436	$404.7	392	$382.4	1,375	$391.8	1,325	$388.5
Mid East (3)	1,539	$324.2	1,239	$320.0	4,719	$323.1	4,621	$324.8
South East (4)	1,620	$298.2	1,255	$298.2	5,309	$300.8	4,387	$297.1
Total	6,060	$373.5	5,331	$365.2	19,766	$370.8	19,668	$367.1

	As of December 31, 2020		As of December 31, 2019
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,479	$470.9	3,612	$440.1
North East (2)	950	$447.8	587	$408.8
Mid East (3)	2,874	$344.5	1,813	$332.0
South East (4)	3,246	$323.7	2,221	$314.6
Total	11,549	$396.2	8,233	$380.2

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Average active communities:
Mid Atlantic (1)	162	201	177	206
North East (2)	38	36	40	33
Mid East (3)	136	143	138	134
South East (4)	106	107	112	97
Total	442	487	467	470

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Homebuilding data:
New order cancellation rate	12%	16%	15%	15%
Lots controlled at end of period			105,700	104,900

Mortgage banking data:
Loan closings	$1,659,219	$1,418,742	$5,317,811	$5,164,725
Capture rate	90%	91%	90%	90%

Common stock information:
Shares outstanding at end of period			3,695,577	3,632,772
Number of shares repurchased	38,735	91,286	96,346	220,965
Aggregate cost of shares repurchased	$154,496	$332,875	$371,078	$698,417

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com